 Exhibit “5.1”

RICHARD FEINER

Attorney at Law

381 Park Avenue South, Suite 1601

New York, New York 10016

Tel. No. (212) 779-8600

Fax. No. (917) 720-0863

E-Mail: Rfeiner@Silverfirm.com

March 1, 2012

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re: Elite Pharmaceuticals, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Elite Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the registration statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 71,071,429 shares of the Company's Common Stock, $0.001 par value per share (the “Shares”), pursuant to the securities purchase agreement by and between the Company and Socius CG II, Ltd., a Bermuda exempted company (“Socius”), dated December 30, 2011, as amended on February 28, 2012 (such securities purchase agreement as so amended, the “Purchase Agreement”). The Shares consist of the following: (i) 17,500,000 shares issuable upon exercise of a Warrant (the “Warrant”) issued to Socius pursuant to the Purchase Agreement (the “Warrant Shares”), (ii) 50,000,000 shares issuable upon exercise by Socius of additional investment rights pursuant to the Purchase Agreement (the “AIR Shares”), and (iii) 3,571,429 shares issuable upon payment of the Commitment Fee pursuant to the Purchase Agreement (the “Commitment Fee Shares”).

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

B. I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C. I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

D. I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Nevada Revised Code. I am not a member of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Nevada Revised Code, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Based on the foregoing, I am of the opinion that (i) the Warrant Shares have been duly authorized to be issued in accordance with the terms of the Warrant and, when issued by the Company in accordance with the terms of the Warrant, will be legally issued, fully paid and nonassessable; (ii) the AIR Shares have been duly authorized to be issued in accordance with the terms of the Purchase Agreement and, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable; and (iii) the Commitment Shares have been duly authorized to be issued in accordance with the terms of the Purchase Agreement and, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference me under the caption “Legal Matters” in the prospectus contained therein. By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richard Feiner
Richard Feiner, Esq.